Exhibit 10.3

EXECUTION COPY

MASTER OPTION SERVICING

AGREEMENT

THIS MASTER OPTION SERVICING AGREEMENT (this “Agreement”) is made this 29th day of December, 2023, by and between POINT DIGITAL FINANCE, INC., a Delaware corporation (“Point”), as servicer (in such capacity, “Servicer”) and as trust manager (in such capacity, “Trust Manager”) of POINT TITLING TRUST, a Delaware statutory trust, as the titling trust (“PTT”), PTT, solely in its capacity as Owner (as defined below) hereunder, and GB HRP, LLC, a Delaware limited liability company (“Buyer Agent”).

This Agreement governs the servicing by Servicer of certain Options more particularly described herein.

RECITALS

A. Point, in its capacity as seller (in such capacity, “Seller”), PTT and Buyer Agent have entered into that certain Program Agreement dated as of the date hereof (the “Program Agreement”), which sets forth certain rights and obligations of the Parties with respect to purchases of Options under that certain Master Option Sale Agreement, dated as of the date hereof (the “Purchase Agreement”).

B. Pursuant to the Program Agreement and the Purchase Agreement, Seller will facilitate the purchase by, and assignment to, PTT (not in its individual capacity, but solely in its capacity as buyer of Options under Purchase Agreement, which purchases shall be made at the direction of Buyer Agent solely for allocation to the applicable Investor SUBIs; PTT in such capacity, “Owner,” and together with Buyer Agent, the “Buyer Parties”) of certain Options, which will then be recorded in the name of Owner and allocated to and held by the applicable Investor SUBIs, with each Option being evidenced, secured, and/or guaranteed by the Option Documents applicable thereto.

C. Point, as Depositor and as holder of the UTI under the Titling Trust Agreement, may from time to time cause Investor SUBIs to be issued pursuant to the applicable Investor SUBI Supplement and to be sold to an entity designated by Buyer Agent pursuant to the applicable Investor SUBI Transfer Agreement, each of which Investor SUBIs evidences a beneficial interest in the Options acquired by PTT and allocated to the applicable Investor SUBI pursuant to the applicable Investor SUBI Supplement. Point, as Trust Manager, will update the Option Schedule (as defined in the applicable Investor SUBI Supplement) with respect to each such allocation, pursuant to the terms of the applicable Investor SUBI Supplement.

D. Trust Manager will take direction from Buyer Agent with respect to Options to be purchased by PTT as Owner and allocated to the applicable Investor SUBI. All references herein to “Owner” shall mean and refer to PTT, solely in its capacity as a buyer of Options under the Purchase Agreement at the direction of Buyer Agent, for the benefit of the related Beneficial Interest Holders in the Investor SUBIs, and not PTT in its individual capacity.

E. Point is (or will be) Servicer of the Options.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions; Acknowledgments Regarding Owner and Buyer Agent.

Section 1.1. Definitions. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in this Section 1.1, within the body of this Agreement, or, if not defined herein, in the Purchase Agreement or the Program Agreement, as applicable. Whenever the context of this Agreement references to the singular number shall include the plural, and the plural shall include the singular, where appropriate; words denoting gender shall be construed to include the masculine, feminine, and neuter where appropriate; and specific enumeration shall not exclude the general or plural, and shall be considered as cumulative.

“Account” has the meaning set forth in Section 3.2.1.

“Allowable Subordination” means subordinations to refinances of existing senior debts that do not increase the total indebtedness other than to (a) cover closing costs and (b) provide up to $250 of cash-out financing. For the avoidance of doubt, Allowable Subordinations do not include any decrease in lien position. Allowable Subordinations shall include only subordinations to new senior loans that change the rate and term of outstanding loans and lower the monthly payment of the senior debt.

“Applicable Law” has the meaning set forth in the Program Agreement.

“Asset Administration Fee” means, for any calendar month (and as calculated on the last day of such calendar month), an amount equal to (a) the product of (i) the aggregate outstanding Investment Amount of all Options serviced by Servicer under this Agreement during such calendar month, multiplied by (ii) the applicable Asset Administration Fee Rate for such calendar month.

“Asset Administration Fee Rate” means, for any calendar month, a rate of one and fifteen one hundredths percent (1.15%) per annum (i.e., 0.095833% per month); provided, however, that with respect to any Option serviced by Servicer that has been contributed to a Securitization Transaction, the applicable Asset Administration Fee Rate for such Option shall be one and twenty-five one hundredths percent (1.25%) per annum (i.e., 0.10417% per month).

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended from time to time.

“Beneficial Interest Holder” shall have the meaning set forth in the Purchase Agreement.

“Business Day” shall have the meaning set forth in the Program Agreement.

“Buyer Agent Consent” means the written consent of Buyer Agent.

“Closing Date” shall have the meaning set forth in the Purchase Agreement.

“Depositor” shall mean Point, as depositor of PTT.

2

“Disposition Fee Rate” means (a) with respect to any Option serviced by Servicer that has been contributed to a Securitization Transaction, ten percent (10.00%); and (b) with respect to any other Option serviced by Servicer hereunder, five percent (5.00%).

“Extraordinary Expenses” means reasonable out-of-pocket costs and expenses incurred by Servicer with respect to the Options serviced pursuant to this Agreement after their applicable Closing Date, including but not limited to reasonable legal expenses, costs of foreclosure, and other expenses incurred by Servicer in accordance with the terms hereof with respect to Options that have experienced an event of default or termination pursuant to the related Option Documents; provided, however, that the aggregate amount of Extraordinary Expenses included in the calculation of the Servicing Fee pursuant to Section 3.1.3 with respect to any individual Option shall not exceed the sum of $3,000 unless the Servicer has obtained Buyer Agent Consent for the amount of such excess.

“Funding Notice” has the meaning set forth in the Purchase Agreement.

“Hazard Insurance Policy” shall have the meaning set forth in the Purchase Agreement.

“Homeowner” has the meaning set forth in the Purchase Agreement.

“Homeowner Prepayment Event” means and shall be deemed to have occurred with respect to any Option for which the related Homeowner(s) has sold, refinanced or otherwise exited from the Option Agreement within nine (9) months from the related Closing Date.

“Impaired Option” means any Option serviced by Servicer hereunder for which the related Point Proceeds received in connection with the resolution of such Option are less than the applicable Investment Amount for such Option; provided, however, that no Option subject to a Homeowner Prepayment Event shall constitute an Impaired Option.

“Investment Amount” has the meaning set forth in the Purchase Agreement.

“Investor SUBI” has the meaning set forth in the Purchase Agreement.

“Investor SUBI Supplement” has the meaning set forth in the Purchase Agreement.

“Material Adverse Change” has the meaning set forth in the Program Agreement.

“Material Adverse Effect” has the meaning set forth in the Program Agreement.

“Maximum Amount” shall have the meaning set forth in the Program Agreement.

“OFAC” means the United States Office of Foreign Assets Controls, a part of the United States Department of the Treasury.

“OFAC Regulations” means all rules and regulations, including without limitation interpretations and published opinion letters related thereto, that are promulgated by OFAC from time to time.

3

“OFAC Match” has the meaning set forth in Section 3.2.12.

“Option Agreement” has the meaning set forth in the Purchase Agreement.

“Option Documents” has the meaning set forth in the Purchase Agreement.

“Option Level Detail” has the meaning set forth in the Program Agreement.

“Option” or “Options” means all residential purchase options purchased by Owner under the Program Documents and which are to be serviced under this Agreement, together with any and all future Options designated from time to time by Buyer Agent, Depositor, Trust Manager, and/or Servicer for servicing pursuant to this Agreement.

“Option Transfer” means the sale or transfer by Owner, at the direction of Buyer Agent, of some or all of the Options.

“Ordinary Course Expenses” means reasonable out-of-pocket costs and expenses incurred by Servicer with respect to the Options serviced pursuant to this Agreement after their applicable Closing Date, including but not limited to UCC filings and other expenses reasonably incurred by Servicer in the ordinary course of performing its duties hereunder, and not to exceed $500 per Option, on a life-of-Option basis. Ordinary Course Expenses do not include the out-of-pocket cost of, for example, travel, meals, entertainment, accommodation, telephone/internet fees, postage, photocopying, permitting/licensing fees, taxes, withholdings, normal overhead incurred in Servicer’s business dealings, and Government Authority fees, fines, and penalties.

“Permitted Modification” means (a) any Allowable Subordination, or (b) any other amendment or modification of, or any waiver, release or forbearance in respect of, any Option or Option Document, provided that the same (i) does not result in a waiver of the Point Proceeds payable under such Option, (ii) does not adversely impair the rights and remedies of Owner under the Option Documents evidencing such Option, as determined by Servicer consistent with past practices, and (iii) is otherwise consistent with the Servicing Standard.

“Person” has the meaning set forth in the Program Agreement.

“Point Proceeds” has, with respect to any Option, the meaning set forth in the Option Agreement relating to such Option.

“Program Documents” has the meaning set forth in the Program Agreement.

“Property” has the meaning set forth in the Purchase Agreement.

“Purchase Agreement” has the meaning set forth in the Recitals hereto.

“Rating Agency” shall have the meaning set forth in the Purchase Agreement.

“Reconstitution” means the actions required by Section 18 in connection with a Securitization Transaction or Option Transfer.

4

“Reconstitution Agreements” means the agreement or agreements entered into by Owner, at the direction of Buyer Agent, Servicer and/or certain third parties on the Reconstitution Date(s) with respect to any or all of the Options serviced hereunder, in connection with an Option Transfer or a Securitization Transaction as set forth in Section 18.

“Reconstitution Date” means the date or dates on which any or all of the Options serviced under this Agreement shall be removed from this Agreement and reconstituted as part of a Securitization Transaction or an Option Transfer pursuant to Section 18.

“Securitization Transaction” has the meaning set forth in the Purchase Agreement.

“Servicer Event of Default” has the meaning set forth in Section 19.2.

“Servicing Advance” has the meaning set forth in Section 7.3.

“Servicing Standard” has the meaning set forth in Section 3.2.5.

“Shared Impairment Amount” means, with respect to any Impaired Option that has been subject to a resolution, an amount equal to the product of (a) the Disposition Fee Rate for such Impaired Option, multiplied by (b) the amount by which the applicable Investment Amount for such Impaired Option exceeds the Point Proceeds received in connection with the resolution of such Impaired Option.

“SUBI Trustee” shall mean Wilmington Savings Fund Society, FSB.

“Termination Appraised Amount” means as of the date of any termination of this Agreement or removal of Servicer as the servicer of an Option pursuant to Section 19.1.4 or Section 19.1.5, an amount equal to seven and one-half percent (7.50%) of the result (solely to the extent such result yields a positive number) of (a) the applicable Point Proceeds that would be received in respect of such Option assuming a resolution as of the date of such termination or removal and a Property valuation equal to the applicable Termination Appraised Value, minus (b) the Purchase Price with respect to such Option.

“Termination Appraised Value” means, with respect to an Option related to any termination of this Agreement or removal of Servicer as the servicer of any Options pursuant to Section 19.1.4 or Section 19.1.5, the value of the Property related to such Option determined by the average of three (3) separate automated valuation models of such Property (the “AVM Average”) obtained (and paid for) by Buyer Agent; provided that, to the extent Servicer or Buyer Agent reasonably disputes such valuation, either Party may obtain upon notice to the other Party within five (5) Business Days of receiving the AVM Average, at such Party’s sole cost and expense, a broker price opinion with respect to such Property, and such broker price opinion shall be averaged with the AVM Average to calculate the value of such Property.

“Termination Disposition Amount” means, with respect to an Option related to any termination of this Agreement or removal of Servicer as the servicer of any Options pursuant to Section 19.1.4 or Section 19.1.5, an amount equal to seven and one-half percent (7.50%) of the result (solely to the extent such result yields a positive number) of (a) the Point Proceeds received in connection with the liquidation of such Option, minus (b) the Purchase Price with respect to such liquidated Option.

5

“Termination Event” shall have the meaning set forth in the Program Agreement.

“Termination Fee” means, as of the date of any termination of this Agreement or removal of Servicer as the servicer of any Option pursuant to Section 19.1.4 or Section 19.1.5, an amount equal to the sum of (a) the sum of (i) all accrued Ordinary Course Expenses, Servicing Advances, Extraordinary Expenses, Servicing Transfer Costs and other amounts payable or reimbursable to Servicer hereunder with respect to such Option, including, without limitation, all fees and expenses payable to Initial Sub-servicer or any other subservicer or subcontractor appointed in accordance with this Agreement, plus (ii) an amount equal to the product of (A) five and seventy-five one hundredths percent (5.75%), multiplied by (B) the Investment Amount for such Option, multiplied by (iii) an amount equal to the Weighted-Average Portfolio Age divided by five (5), and (b) at the sole discretion of Buyer Agent, either (i) the Termination Appraised Amount related to such Option which shall be paid concurrently with the amounts paid as described in clause (a) or (ii) the Termination Disposition Amount related to such Option to be paid at the time of the related disposition and/or liquidation or other resolution of such Option.

“Termination Notice” has the meaning set forth in Section 19.2.8.

“Titling Trust Agreement” shall mean that certain Amended and Restated Trust Agreement, dated as of July 14, 2023, as modified, supplemented or amended from time to time, among the Depositor, the Trust Manager, and the UTI Trustee.

“Trust Manager” shall mean Point, as trust manager of PTT.

“UTI” shall have the meaning set forth in the Titling Trust Agreement.

“UTI Certificate” shall have the meaning set forth in the Titling Trust Agreement.

“UTI Trustee” shall mean Wilmington Savings Fund Society, FSB.

“Weighted-Average Portfolio Age” means the greater of (a) an amount equal to (i) five (5), minus (ii) the aggregate sum of the Weighted Yearly Option Age of all the Options for which Servicer is removed as servicer hereunder (excluding any Options which Buyer Agent is seeking a claim pursuant to Section 28) or (b) one (1).

“Weighted Yearly Option Age” means, with respect to any Option, an amount equal to (a) the product of (i) the number of years since the Closing Date for such Option, multiplied by (ii) the related Investment Amount of such Option, divided by (b) the current aggregate Investment Amount of all Options for which Servicer is removed as servicer hereunder.

6

Section 1.2. Acknowledgments Regarding Owner and Buyer Agent. Notwithstanding anything to the contrary contained herein (a) each reference herein to “Owner” shall mean and refer to PTT, solely in its capacity as the owner of Options purchased from Seller pursuant to the Purchase Agreement, at the direction of Buyer Agent, for the benefit of the related Beneficial Interest Holders in the Investor SUBIs, and not PTT in its individual capacity, (b) all covenants, agreements, representations, warranties and obligations of Owner hereunder shall be deemed made, undertaken, performed and incurred, as the case may be, by PTT solely in its capacity as Owner hereunder and under the other Program Documents, at the direction of Buyer Agent for the benefit of, and as an obligation (as applicable) of, Buyer Agent and the related Beneficial Interest Holders, and not those of PTT in its individual capacity, or as a personal covenant, agreement, representation, warranty or obligation of PTT in its individual capacity, (c) under no circumstances shall PTT in its individual capacity be personally liable for the payment or performance of any indebtedness, costs or expenses of, or any covenants, agreements, representations, warranties or obligations of, Owner hereunder, and (d) unless otherwise expressly provided herein, all covenants, agreements, representations, warranties and obligations of Buyer Agent hereunder shall be deemed made, undertaken, performed and incurred, as the case may be, by Buyer Agent in its individual capacity and for the benefit of, and as an obligation (as applicable) of, the Beneficial Interest Holders in the Investor SUBIs (subject to the terms of the Investor SUBIs).

2. General Warranties and Representations.

2.1. Servicer represents and warrants to Buyer Agent and Owner that:

2.1.1. Servicer is a corporation duly organized and existing under the State of Delaware, and is duly qualified and in good standing in all states or other jurisdictions where so required by Applicable Law (whether due to the nature and extent of the business transacted by Servicer, its ownership of assets, or otherwise), except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on Servicer’s financial condition, results of operation or business nor on the enforceability of the Options or its ability to act as Servicer hereunder.

2.1.2. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are all within Servicer’s power, have been duly authorized and are not in contravention of law or the terms of its certificate of incorporation, by-laws, or other organizational documents, or any material indenture, agreement or undertaking to which Servicer is a party or by which Servicer or its property is bound.

2.1.3. Servicer possesses (and will continue to possess throughout the term of this Agreement) all licenses necessary to fulfill its obligations pursuant to this Agreement, including its activities with respect to the servicing in each state or other jurisdiction in which it originates Options, purchases Options or conducts any other activities, to the extent such license is required by law. Servicer shall maintain adequate and appropriate staffing and office locations necessary to carry out its responsibilities as Servicer, and shall promptly address any staffing and location matters, such as turnover of key staff, with the intent to minimize any adverse impact on Servicer’s performance under this Agreement. In performing its obligations hereunder, the Servicer shall act: (i) with professional due diligence, care, loyalty, and skill, in a first-class manner which reflects favorably at all times on (and does not directly or indirectly disparage) Buyer Parties (and its and their goodwill and reputations); and (ii) so as to avoid deceptive, misleading or unethical practices, or the making of false or misleading representations with regard to the Options or the performance of its obligations hereunder.

7

2.1.4. The execution and delivery by Servicer of this Agreement, and consummation of the transactions contemplated herein and therein, will not, with or without giving of notice or passage of time, or both: (i) conflict with or violate any Applicable Law to which Servicer is subject or by which Servicer’s assets are bound or affected which violation would have a Material Adverse Effect on Servicer’s ability to perform its obligations under this Agreement; (ii) conflict with Servicer’s articles of incorporation or by-laws; (iii) violate any judgment, order, writ, or decree of any court or administrative body in any suit or proceeding to which Servicer is a party which violation would have a Material Adverse Effect on Servicer’s ability to perform its obligations under this Agreement; (iv) result in a breach of, or default under, any material agreement, commitment, contract, or other material instrument, to which Servicer is a party or by which any of Servicer’s assets are bound or affected; or (v) render Servicer insolvent or without sufficient working capital.

2.1.5. Servicer has the requisite legal capacity to (i) own its properties and to conduct its business as now conducted and as presently contemplated, and (ii) enter into and consummate the transactions contemplated by this Agreement, and this Agreement, when executed and delivered by the parties hereto, will constitute the valid and binding obligation of Servicer enforceable in accordance with its terms, except as the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law).

2.1.6. There is no action, suit, inquiry, investigation or regulatory or other proceeding of any kind pending or, to Servicer’s actual knowledge, threatened against Servicer which, if determined adversely to Servicer, would have a Material Adverse Effect on Servicer’s ability to perform its obligations as Servicer hereunder.

2.2. Buyer Agent represents and warrants to Servicer that:

2.2.1. Buyer Agent is a trust, partnership, corporation or limited liability company, is duly organized and in good standing under the state of its organization, and is duly qualified and in good standing in all states or other jurisdictions where so required by Applicable Law (whether due to the nature and extent of the business transacted by Buyer Agent, its ownership of assets, or otherwise), except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on the financial condition, results of operation or business of Buyer Agent or the Beneficial Interest Holders nor on the enforceability of the Options or its ability to act as Buyer Agent thereunder;

2.2.2. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are all within Buyer Agent’s power, have been duly authorized and are not in contravention of law or the terms of its certificate of incorporation, by-laws, or other organizational documents, or any material indenture, agreement or undertaking to which Buyer Agent is a party or by which Buyer Agent or its property is bound.

8

2.2.3. The execution and delivery by Buyer Agent of this Agreement, and consummation of the transactions contemplated herein and therein, will not, with or without giving of notice or passage of time, or both: (i) conflict with or violate any law, statute, rule, regulation, or administrative order to which Buyer Agent is subject or by which Buyer Agent’s assets are bound or affected which violation would have a Material Adverse Effect on Buyer Agent’s ability to perform its obligations under this Agreement; (ii) conflict with Buyer Agent’s articles of incorporation or by-laws; (iii) violate any judgment, order, writ, or decree of any court or administrative body in any suit or proceeding to which Buyer Agent is a party which violation would have a Material Adverse Effect on Buyer Agent’s ability to perform its obligations under this Agreement; (iv) result in a breach of, or default under, any material agreement, commitment, contract, or other material instrument, to which Buyer Agent is a party or by which any of Buyer Agent’s assets are bound or affected; or (v) render Buyer Agent insolvent or without sufficient working capital.

2.2.4. Buyer Agent has the requisite legal capacity to (i) own its properties and to conduct its business as now conducted and as presently contemplated, and (ii) enter into and consummate the transactions contemplated by this Agreement, and this Agreement, when executed and delivered by the parties hereto, will constitute the valid and binding obligation of Buyer Agent enforceable in accordance with its terms, except as the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law).

3. Administration and Servicing of Options; Collection, Remittance and Accounting.

3.1. Servicing of Options; Subservicing; Servicing Fees.

3.1.1. Servicing. Buyer Agent and Owner hereby appoint Point to act as Servicer with respect to the Options, the Option Documents and the related rights and assets purchased by Owner under the Purchase Agreement, with the authority to service, administer and exercise rights and remedies in respect of such Options. Point hereby accepts such appointment and agrees to perform the duties and responsibilities of Servicer pursuant to the terms hereof.

3.1.2. Subservicing. Servicer has contracted with Servis One, Inc., d/b/a BSI Financial Services (the “Initial Sub-servicer”), and from time to time may contract with any other qualified person to perform all or any portion of Servicer’s servicing duties hereunder, in accordance with the provisions of Section 15. With respect to any future sub-servicer or subcontractor, (i) Servicer shall select such Person with reasonable care, (ii) the fees and expenses payable to the Initial Sub-servicer and any other sub-servicer or subcontractor shall be payable solely by Buyer Agent, in accordance with the terms of Section 3.1.3, (iii) Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of Servicer pursuant to the terms hereof without regard to any subservicing or subcontracting arrangement, (iv) any such subcontract shall be terminable upon delivery of a Termination Notice by Buyer Agent to Servicer, and (v) notice of any such arrangement is promptly provided to Buyer Agent, together with a copy of the agreement governing such arrangement. Servicer shall not terminate its existing arrangement with Initial Sub-servicer with respect to the Options without Buyer Agent Consent; provided, however, that Buyer Agent Consent shall not be required to the extent (i) the termination of Initial Sub-servicer is the result of a material breach or default by Initial Sub-servicer under its subservicing arrangements with Servicer (which shall specifically include, without limitation, any incidents of fraud, theft or misappropriation of funds, or any occurrence of three (3) or more breaches of defaults within any twelve (12) month period), or (ii) any delay in such termination of Initial Sub-servicer could reasonably be expected to result in any impairment, waste or deterioration to, or any disruption in collections from, any Option or any collateral therefor.

9

3.1.3. Fees and Penalties. As compensation for the performance of its duties under this Agreement, Buyer Agent shall pay to Servicer, monthly in arrears (but subject in all respects to the terms of this Section 3.1.3) upon Servicer’s submission of an invoice to Buyer Agent, as full compensation for all of its services performed hereunder, a servicing fee (the “Servicing Fee”) in an amount equal to:

(a)	the applicable Asset Administration Fee for each month during which Servicer is servicing any Options under this Agreement, plus

(b)	as a disposition fee in connection with the resolution of any Option serviced by Servicer under this Agreement, (i) an amount equal to the product (solely to the extent such result yields a positive number) of (A) the Disposition Fee Rate, multiplied by (B) an amount equal to (1) the Point Proceeds received in connection with the resolution of such Option, minus (2) the Purchase Price with respect to such Option, minus (ii) an amount equal to any accrued Shared Impairment Amounts in respect of any prior resolutions of Impaired Options, with such Shared Impairment Amounts being applied as a dollar-for-dollar debit against disposition fees payable under this Section 3.1.3(b) until applied in full (but in no event shall the application of Shared Impairment Amounts for any calendar month be in an amount greater than the total disposition fees otherwise payable under this Section 3.1.3(b)); provided, that, in the event that any portion of a Shared Impairment Amount with respect to an Impaired Option shall remain outstanding for more than nine (9) calendar months (commencing with the calendar month immediately following the calendar month in which such amount first became due and payable hereunder with respect to the related Option), Servicer shall pay such remaining outstanding balance to Buyer Agent within thirty (30) days following receipt by Servicer of an invoice from Buyer Agent for such amount, plus

(c)	all Ordinary Course Expenses, Extraordinary Expenses, Servicing Advances, credit monitoring fees and other amounts payable or reimbursable to Servicer hereunder, including, without limitation, all fees and expenses payable to Initial Subservicer or any other subservicer or subcontractor appointed in accordance with this Agreement, plus

(d)	any pass-through fee paid by the Homeowner to compensate Servicer for processing the resolution that has already been remitted to Buyer Agent and/or the applicable Beneficial Interest Holders.

10

Penalties. Servicer shall pay Buyer Agent, monthly in arrears (but subject in all respects to the terms of this Section 3.1.3) and solely as a reduction to Servicing Fees otherwise payable hereunder, a penalty with respect to any Option subject to a Homeowner Prepayment Event (“Penalties”) in amount equal to (i) the Purchase Price for such Option, plus (ii) Asset Administration Fees incurred under this Agreement with respect to such Option, minus (iii) the Point Proceeds received in connection with such Option; provided, however, in the event the foregoing calculation yields an amount equal to or less than $0, no Penalty shall be payable with respect to such Option or the related Homeowner Prepayment Event; provided, that, in the event that any portion of a Penalty with respect to a Homeowner Prepayment Event shall remain outstanding for more than nine (9) calendar months (commencing with the calendar month immediately following the calendar month in which such amount first became due and payable hereunder with respect to the related Option), Servicer shall pay such remaining outstanding balance to Buyer Agent within thirty (30) days following receipt by Servicer of an invoice from Buyer Agent for such amount.

Servicing Fees shall commence to accrue on the date hereof and shall continue thereafter until the Date of Servicer Termination. Upon receipt of Servicer’s monthly invoice for Servicing Fees payable hereunder (which shall include both amounts incurred for the calendar month then ended and amounts accrued and unpaid for any prior period) and the Monthly Collections Report, so long as Buyer Agent has not objected to any calculation in accordance with Section 3.2.1, Buyer Agent shall remit to Servicer, within ten (10) Business Days following receipt of such monthly invoice and Monthly Collection Report, an amount equal to the lesser of (i) all accrued unpaid Servicing Fees reflected in such invoice or (ii) all Collections and other amounts received by Buyer Agent and the Beneficial Interest Holders in respect of Options serviced by Servicer hereunder through and including the calendar month then-ended (less Servicing Fees previously invoiced and paid from such amounts.) To the extent the accrued Servicing Fees payable as of the end of any calendar month exceed the aggregate amount of Collections and other amounts received by Buyer Agent and the Beneficial Interest Holders in respect of Options serviced hereunder through such date, the amount of such excess shall continue to accrue and shall be carried forward and payable on successive invoice dates until paid in accordance with the terms hereof. In addition to the foregoing, and except as otherwise provided in Section 18, immediately upon any termination of this Agreement or any other Program Document, any assignment, sale or other transfer by Owner of any Option (except to the extent the transferee becomes an Owner hereunder and under the other Program Documents) or any transfer of servicing with respect to any Option, all accrued unpaid Servicing Fees shall become due and payable in full.

Each Monthly Collections Report from Servicer shall include a summary of the aggregate accrued unpaid Servicing Fees as of the last day of the previous month, together with an itemized detailing of each component of the Servicing Fee accrued during the previous month. Buyer Agent may request an invoice or other supporting detail for any Extraordinary Expense or Ordinary Course Expense itemized in a Monthly Collections Report. In addition, Servicer shall be entitled to referral income earned from third parties in connection with facilitating a liquidation of a Property related to an Option.

11

3.1.4. Except for, and subject to the prior payment in full of, the Servicing Fees as provided in Section 3.1.3, and for amounts Servicer is entitled to collect pursuant to Section 17, Buyer Agent, for the benefit of the Beneficial Interest Holders, shall be entitled to retain all other payments received in connection with each Option, and shall have no obligation to remit any other fees/costs to Servicer (without prejudice, however, to any amounts owed pursuant to indemnification provisions).

3.1.5. Subject to the terms of this Agreement (including, without limitation, Section 4), Servicer may waive, modify or vary any term of any Option or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Homeowner; provided, however, that Servicer shall not permit any modification with respect to any Option that would change the HEI Percentage, Option Consideration, Investment Amount, Exercise Payment, Appreciation Starting Value, Expiration Date, or Homeowner Protection Cap, in each case as defined in the related Option Agreement, make any future advances or extend the final expiration date with respect to such Option, or release any collateral for such Option, unless (1) the modification is strictly in accordance with the Servicing Standard, which may reasonably change from time to time upon notice to Buyer Agent, and (2) Servicer has obtained Buyer Agent Consent for such action. Such actions may include, but are not limited to, (a) waiving short term delinquencies on mortgage payments, property tax payments and insurance payments, (b) processing de minimis amendments to reflect new homeowners on title, and (c) accommodating estate planning efforts by consenting to properties being placed in a trust, provided that all trustees agree to be bound by the terms of the Option Agreement. Additionally, Servicer shall only permit or effect any Property Sale or Owner Option Repurchase (each as defined in the related Option Documents) to the extent permitted under the related Option Documents, unless otherwise approved by Buyer Agent Consent.

3.1.6. In connection with any notice, request, direction or other action to be taken under any Option Agreement or other Option Document relating to an Option, Servicer, or the sub-servicer on its behalf, will notify Buyer Agent (and Servicer, if notification is from a sub-servicer) promptly upon receipt or knowledge of any such notice, request, direction or other action. In connection with any action requested to be taken by Buyer Agent, or by Servicer or the sub-servicer on behalf of Owner, for the benefit of the Beneficial Interest Holders, Servicer and Buyer Agent agree to cooperate and act promptly to respond, notify and otherwise act (or to authorize and direct Owner to so respond, notify or otherwise act) with respect to the related Option, the Property and the Homeowner(s), as applicable, to fulfill the requirements of the related Option Agreement and other Option Documents; provided, that if Buyer Agent does not respond or provide direction to Servicer or sub-servicer, as applicable, within three (3) Business Days of receipt of the notice described in the immediately preceding sentence, then Servicer or sub-servicer, as applicable, shall not take action under the Option Agreement and other Option Documents on behalf of Owner relating to the actions requested to be taken by Buyer Agent, unless required by Applicable Law; provided further, that Servicer or sub-servicer, as applicable, shall be entitled to reimbursement of reasonable Servicing Advances in connection with any actions taken on behalf of Owner pursuant to this Section 3.1.6, Section 7.3 or Section 8; provided further, that neither Servicer nor the sub-servicer shall be liable for any costs, losses, claims, damages or other liabilities with respect to actions taken or not taken on behalf of Buyer Agent or Owner (including when Buyer Agent has failed to respond or provide direction with respect to actions to be taken under the related Option Agreement or other Option Document for an Option), except to the extent of any gross negligence or willful misconduct by Servicer or sub-servicer (unless otherwise subject to indemnification under Section 28(a)).

12

3.2. Collection, Remittance and Accounting. Servicer shall, on behalf of Owner, for the benefit of the Beneficial Interest Holders, service, administer, collect and enforce the Options purchased by Owner pursuant to the Program Agreement and the Purchase Agreement in accordance in all material respects with the Servicing Standard, subject to any more specific provisions in this Agreement and/or any written directions from Buyer Agent (to the extent such further written directions do not materially modify the scope of the Servicing Standard or the obligations of Servicer hereunder, unless approved in writing by Servicer). Until the Point Proceeds relating to each Option serviced hereunder are paid in full, or as otherwise directed by Buyer Agent in writing, Servicer shall with regard to such Option be responsible for:

(i) monitoring and posting of all payments of Collections and other proceeds relating to the Options, investigating and enforcing delinquencies and defaults on the Options, communicating with and responding to inquiries from Homeowners thereunder, and accounting for Collections on and performance of the Options;

(ii) maintaining complete and accurate records necessary to perform the foregoing duties and to determine the status of each Option;

(iii) identifying each Option in its books and records as owned by Owner until such Option has been exercised, repurchased by the applicable Homeowner, expires, or is otherwise repurchased or charged off;

(iv) providing the Monthly Collections Report to Buyer Agent in accordance with Section 3.2.1 hereof;

(v) causing the Collections on the Options to be remitted to the applicable Account(s) in accordance with Section 3.2.1 hereof;

(vi) upon request by Buyer Agent, furnishing Buyer Agent with reasonable evidence acceptable to Buyer Agent of all expenditures for taxes, assessments and other public charges, property insurance premiums, Ordinary Course Expenses and Extraordinary Expenses (pursuant to this Agreement), and any other charges or payments made in connection with each Option;

(vii) proceeding diligently to demand, collect and receive from the Homeowners all payments due under the terms of the Option as they become due, to the extent applicable, including Preservation Payments (as defined in the Option Documents);

(viii) providing customary and reasonable customer-care services, such as a toll free number and online chatting capability, reasonably staffed by trained, knowledgeable Persons during normal business hours on Business Days, to address Homeowner inquiries;

(ix) responding to inquiries by any Government Authority;

13

(x) to do or cause to be done any and all things in connection with such servicing and administration which Servicer may deem necessary or desirable and consistent with the terms of this Agreement; and

(xi) perform such other duties reasonably requested of Servicer by Buyer Agent.

3.2.1. Buyer Agent shall cause each Beneficial Interest Holder to establish and maintain an account in its name with a bank acceptable to Buyer Agent for receipt from Initial Sub-servicer (or any successor sub-servicer) of all Collections on Options (including, without limitation, Point Proceeds, Liquidation Proceeds, Insurance Proceeds and Condemnation Proceeds) acquired during the Term of the Program Agreement (the “Account” or, if more than one, the “Accounts”). In the event Servicer (or any of its Affiliates) receives funds on behalf of the Options directly or from Initial Sub-servicer or a Homeowner, Servicer (or such Affiliate) shall hold such funds in trust for Owner, for the benefit of the Beneficial Interest Holders, and shall promptly deposit such Collections in the Account or Accounts, as applicable, to be applied only in accordance with this Agreement. For the avoidance of doubt, any funds received in connection with the liquidation or exercise of any Option will be deposited in the Account or Accounts no later than three (3) Business Days immediately following the day on which funds were received by the Initial Sub-servicer or its replacement (if applicable) in accordance with the applicable sub-servicing agreement. Other than by making such deposits, Servicer shall not deposit any other funds into the Account or Accounts without Buyer Agent Consent. Servicer shall not commingle its funds with any funds earmarked for an Account hereunder. If so specified by Buyer Agent, Servicer shall, and shall cause the Sub-servicer to, deposit funds from certain Options to a certain Account, and funds from other Options to other Account(s), with no commingling thereof. No later than on the tenth (10th) Business Day of each calendar month, Servicer shall deliver to Buyer Agent a report of all Collections that have been deposited into the Account or Accounts during the previous calendar month and a calculation of all Servicing Fees owed to Servicer hereunder (the “Monthly Collections Report”). Buyer Agent shall have a period of five (5) Business Days to review the Monthly Collections Report and to deliver any objections to Servicer.

3.2.2. In connection with its activities as Servicer hereunder, Servicer shall:

(i)	Instruct Initial Sub-servicer (or any successor sub-servicer) to remit by wire transfer to the Account or Accounts all Collections, net of any fees due Initial Sub-servicer (or such successor sub-servicer), due under the Option. Each remittance shall be in immediately available funds.

(ii)	Include in each Monthly Collections Report an accounting of the amounts transmitted to the Accounts.

(iii)	Provide to Buyer Agent reporting pursuant to Article 4 of the Program Agreement. Servicer’s servicing and collection files relating to the Options shall be in a form that can be promptly transferred to any Successor Servicer.

(iv)	Upon Servicer gaining knowledge of any claims, liens, or litigations affecting any Property or Homeowner, promptly (and in any event within five (5) Business Days) notify Buyer Agent in writing of any such claim, lien, or litigation and cooperate with Buyer Agent in the resolution thereof.

14

(v)	Receive, hold and disburse any amounts deposited with Servicer to be held by Servicer and disbursed or applied in payment of expenses or otherwise for specified purposes pursuant to and in accordance with the Option Documents.

3.2.3. Insurance.

(i) Servicer shall, at Servicer’s expense, obtain and keep in force at all times during the Term (except as otherwise provided in subclauses (c) or (d) below) a policy of: (a) Comprehensive General Liability Insurance providing for a minimum combined single limit liability of $1,000,000 per occurrence and $2,000,000 aggregate for injury and/or death and/or property coverage; (b) Workers’ Compensation, Automobile, and Employers’ Liability insurance, as well as other employment-related insurance, as may be required by Applicable Law and/or Servicer’s business operations, in such amounts as are required by Applicable Law, with a limit of no less than $1,000,000 per accident for bodily injury and property damage; (c) “Errors and Omissions” insurance protecting and insuring against errors and omissions of Servicer Employees, providing for a minimum combined single limit liability of $4,000,000 per occurrence and $4,000,000 aggregate, and (d) Cyber Liability insurance providing for a minimum combined single limit liability of $2,000,000 per occurrence and $2,000,000 aggregate covering claims involving privacy violations, information theft, damage to or destruction of electronic information, intentional and/or unintentional release of private information, alteration of electronic information, extortion and network security. This provision does not prohibit the Servicer from procuring additional policies or coverages.

(ii) All policies of insurance shall be with insurance companies licensed or authorized to do business in California, with a minimum rating of A or better in the Best’s Insurance Guide and an S&P rating of at least A+V (or a higher rating if reasonably required by Buyer Agent), and shall have attached thereto an endorsement that such policy shall not be cancelled or materially changed without at least thirty (30) days’ prior written notice to Buyer Agent. All insurance policies hereunder shall (A) list Owner as an additional insured; (B) be primary to any policies procured by Owner; and (C) contain a standard waiver of subrogation endorsement.

(iii) Within five (5) Business Days of the Execution Date, Servicer shall deliver Buyer Agent certificates of insurance with respect to all policies procured hereunder. Servicer shall deliver additional certificates of insurance (showing the procurement of replacement policies or renewal of existing policies) no less than thirty (30) days prior to the expiration or termination of any policy.

(iv) No provision hereof requiring insurance shall diminish or relieve Servicer from its duties and obligations set forth in this Agreement.

3.2.4. Employees. Servicer shall be solely responsible for hiring, supervising, directing the work of, promoting, discharging, training, and determining the compensation of all Servicer employees providing Services hereunder. The salaries, bonuses, compensation, and benefits of all personnel shall be usual, customary, and reasonable in light of the Servicing Standard. Servicer warrants and represents that each of its employees that may perform tasks in connection with the servicing of the Options underwent a reasonable background investigation in connection with their employment by Servicer.

15

3.2.5. Servicer shall service and administer each Option consistent with (i) those servicing practices of institutions of similar (or greater) size and financial scope which service real estate-related financial products comparable to such Option in the jurisdiction where the related Property is located, (ii) the same degree of care and diligence in servicing, collecting and reporting that is exercised by it with respect to all similarly situated options owned by it, (iii) Applicable Law, including federal and state legal and regulatory requirements, (iv) the terms of this Agreement and (v) the terms of the related Option Documents (collectively, the “Servicing Standard”).

3.2.6. In addition, and not by way of limitation of the foregoing, Servicer confirms it will use commercially reasonable efforts to ensure that Servicer, its personnel, any sub-servicers (including, without limitation, Initial Sub-servicer) and any agents retained by Servicer or any sub-servicers (including, without limitation, Initial Sub-servicer), including, but not limited to, law firms and attorneys, are in compliance with those state and local, and any other Applicable Law in connection with any foreclosures and other actions taken with respect to foreclosed properties or tenants of such properties on behalf of Owner in all material respects. If Servicer fails to comply with the foregoing it shall indemnify and hold harmless Owner, Custodian, Buyer Agent, and their respective Affiliates, shareholders, directors, officers, and employees from any losses or liability attributable to such non-compliance.

3.2.7. Buyer Agent shall refund to Servicer, within ten (10) Business Days after demand (or such shorter period of time as may be required by Applicable Law, by order of a court of competent jurisdiction, or by the terms of the Option Documents), any amount with respect to an Option distributed to the Beneficial Interest Holders, in the event that Owner or Servicer is required by Applicable Law, by order of a court of competent jurisdiction, or by the terms of the Option Documents, to return to the payor or any other Person, such refund to include (but only in the event the return of any such funds is not required as a result of the negligent acts or omissions of Servicer or breach of this Agreement by Servicer) any interest or penalty which Owner or Servicer may be required to pay with respect thereto, but only up to the amounts remitted to the Beneficial Interest Holders, with respect to such Option(s).

3.2.8. Servicer agrees that it shall have no right of setoff or banker’s lien against, and, except as specifically permitted by the Program Documents, no right to otherwise deduct or withdraw from, any funds held in any Accounts.

3.2.9. Servicer agrees that it shall monitor the Options that have been purchased by Owner under the Program Agreement and the Purchase Agreement.

3.2.10. Servicer shall forward to the Custodian original documents evidencing any assumption, modification, consolidation or extension of any Option entered into after the related Closing Date within thirty (30) days of Servicer’s receipt of an executed copy of such document. Servicer shall only record agreements evidencing any such assumption, modification, consolidation or extension to the extent required to maintain the lien of the applicable Option or if requested in writing by Buyer Agent.

16

3.2.11. Servicer shall maintain an internal quality control program that reviews, on a regular basis, its and its vendors and default firms’ compliance with and conformity to all Applicable Law (including all applicable regulations, rules, directives and published guidance of the CFPB, as such may be amended, modified or supplemented from time to time) to which Servicer or the Options are subject. The program shall include evaluating and monitoring the overall quality of Servicer’s servicing and origination activities, including collection call programs, in accordance with industry standards and the Servicing Standard. From and after the implementation of such quality control program, Servicer shall track any material issues that emerge from the quality control reviews of itself and its vendors and default firms and promptly notify Buyer Agent of any potential material issues on a monthly basis and cause such potential material issues to be timely addressed and remediated. Servicer shall provide Buyer Agent with notice of any material modifications to the quality control program as promptly as possible and in any event not later than within one month following the implementation of such modification (which notification requirement may be satisfied by Servicer identifying such modifications during the monthly telephone status conference between Buyer Agent and Servicer), in which case Buyer Agent shall have the option to perform a due diligence review of the revised quality control program on reasonable notice to Servicer.

3.2.12. From time to time, no less than quarterly, Servicer shall conduct, or cause to be conducted, a comprehensive OFAC review of any or all Options and REO Properties to ensure full compliance with OFAC Regulations. To the extent that Servicer determines that an Option or REO Property matches OFAC’s listing of “Specially Designated Nationals” or “Blocked Persons” using the lists updated from time to time on OFAC’s website (an “OFAC Match”), Servicer shall notify Buyer Agent of any Option presenting the OFAC Match within ten (10) Business Days of the Initial Sub-Servicer’s notice to Servicer of such OFAC Match.

4. Limitation on Servicer’s Authority.

4.1. Subject to the terms of this Agreement, Servicer will not be permitted to take any of the following actions unless and until it has notified Buyer Agent thereof in writing, provided to Buyer Agent all reasonably and specifically requested information with respect thereto, and obtained Buyer Agent Consent with respect thereto:

4.1.1. except as expressly set forth herein, make or consent to any written change of the Option or Option Documents or any waiver of any provision therein, other than Permitted Modifications or pursuant to policies mutually agreed upon between Buyer Agent and Servicer;

4.1.2. initiate, either directly or indirectly, foreclosure or workout proceedings against or with any Homeowner;

4.1.3. make or consent to any written release, substitution or exchange of any collateral or security encumbered or granted by the Option Documents, except (a) to the extent such release, substitution or exchange is expressly permitted under the terms of the Option Documents, (b) with respect to Allowable Subordinations in a manner as mutually agreed upon by Buyer Agent and Servicer, (c) to the extent the same constitutes a Permitted Modification, or (d) with respect to a waiver of up to a $500 shortage of Point Proceeds per Option, solely due to delays in wiring funds from multi-party transactions, resulting in a shortfall in the per diem amount;

17

4.1.4. waive or consent to waive in writing any monetary claim against any Homeowner, except with respect to a waiver permitted by Section 4.1.3;

4.1.5. deliver or otherwise authorize the delivery of a written release of any claim under a Title Insurance Policy insuring the validity and priority of the Option Documents;

4.1.6. consent to or make Insurance Proceeds or Condemnation Proceeds available for restoration of any Property, unless expressly permitted in the Option Documents;

4.1.7. approve, accept or consent in writing to any cancellation or termination of the Option Documents, except to the extent that such approval, acceptance or consent is expressly permitted by the Option Documents;

4.1.8. cure any senior obligation;

4.1.9. approve any proposed third party transfer of any Property unless such approval is expressly permitted by the Option Documents; or

4.1.10. release, compromise or settle any claim against any Homeowner.

5. Insurance Proceeds and Condemnation Proceeds.

5.1.1. Servicer shall receive, hold and disburse, or at either (a) its election with Buyer Agent Consent or (b) Buyer Agent’s written request, establish with a reliable escrow agent (which may include a sub-servicer, a national title insurance company or title agency authorized to underwrite and/or issue title insurance policies and/or act on behalf of a national title insurance company) an escrow account or arrangement to receive, hold and disburse, pursuant to the terms of the Option Documents, any proceeds of fire, hazard or other insurance covering the Property; provided, however, that if Buyer Agent agrees (in a writing) to permit such proceeds to be made available to Homeowner for repairs, rebuilding or restoration not required pursuant to the Option Documents, or if such proceeds are required to be made so available pursuant to the Option Documents, then such proceeds shall be so disbursed.

5.1.2. Servicer shall receive, hold and disburse, or at either (a) its election with Buyer Agent Consent or (b) Buyer Agent’s written request, establish with a reliable escrow agent (as described above), an escrow to receive, hold and disburse, pursuant to the terms of the Option Documents, any award received as a result of any proceeding involving the condemnation of all or part of the Property; provided, however, that if Buyer Agent agrees that such award shall be made available to the Homeowner for repairs, rebuilding or restoration not required pursuant to the Option Documents, or if such award is required to be made so available pursuant to the Option Documents, then such award shall be so disbursed.

6. Transfer of Property. Except with Buyer Agent’s prior, written consent, Servicer shall not consent to any transfer or release of the Property by a Homeowner if such transfer, release, encumbrance or subsequent financing would be a violation of any restrictions or covenants imposed upon the Homeowner in the Option Documents, except to the extent such transfer or release is expressly permitted by the Option Documents. All requests for consent to a transfer shall be submitted by Servicer to Buyer Agent in writing, together with appropriate financial information for Buyer Agent to make a decision in regard to the transfer. Nothing herein shall prohibit Servicer from charging Homeowner a reasonable fee for processing Homeowner’s request.

18

7. Homeowner’s Failure to Perform and Other Notices.

7.1. If any Homeowner fails to make a payment required to be made under the terms of an Option (including protective advances made by Servicer, and invoiced to Homeowner, as a Servicing Advance to preserve and protect the applicable Property) for thirty (30) days following the due date of such payment, Servicer will notify Buyer Agent of such fact within its normal notification procedures. Servicer shall use reasonable diligence to ascertain, and will notify Buyer Agent of, the failure of any Homeowner to perform any other obligation under the applicable Option. Without limiting the forgoing, Servicer shall notify Buyer Agent of any of the following events of which Servicer has received actual notice:

7.1.1. A vacating or abandonment of any Property;

7.1.2. The sale or transfer of any Property;

7.1.3. The death, bankruptcy, insolvency or other disability of any Homeowner;

7.1.4. Any liquidation or dissolution, expiration or revocation of any corporate Homeowner or dissolution, partition, termination or expiration of any Homeowner which is a partnership, limited liability company, business association or trust;

7.1.5. Any material loss or material damage to any Property;

7.1.6. Any actual or pending public taking of the Property by eminent domain or condemnation or any taking in lieu thereof;

7.1.7. Any material lack of repair or any other material deterioration or waste in respect to the Property;

7.1.8. Any Hazardous Substance which is located or stored on the Property in violation of Applicable Law or the Option Documents;

7.1.9. Any event or circumstance which would constitute a breach of a representation or warranty made by Seller under the Purchase Agreement; and

7.1.10. Any act or failure to act by a Homeowner or any other Person which would constitute an event of default under the relevant Option Documents, with or without the passage of time (an “Option Agreement Default”).

7.2. Servicer shall promptly provide notices of any Option Agreement Default or any other notices to Homeowner as required in the Option Documents.

7.3. In the event of an Option Agreement Default, Buyer Agent and/or the Beneficial Interest Holders may make an advance as is necessary and prudent to protect Owner’s interest in the Option and/or the Property. Servicer, with Buyer Agent Consent, also may advance its own funds (any such advance, a “Servicing Advance”) to reasonably protect the security of the Option and or Property, including advances to cure senior liens, property insurance, property taxes, foreclosure expenses, repair, advertising, litigation expenses and similar items. Buyer Agent shall reimburse to Servicer all such Servicing Advances approved by Buyer Agent pursuant to Section 3.1.3.

19

7.4. In the event that any Option is subject to an Option Agreement Default solely as a result of a failure by the applicable Homeowner(s) to maintain the required Hazard Insurance Policy with respect to the related Property, and provided that such Property is either (a) in a first lien position or (b) is located in an area identified by any Governmental Authority as having special flood hazards, and flood insurance is available, Servicer will work through its Sub-Servicer to force place a compliant Hazard Insurance Policy with respect to such Property. Buyer Agent approves all reasonable costs and expenses incurred by Servicer or its Sub-Servicer in connection with any such force placed Hazard Insurance Policy as an Extraordinary Expense hereunder. Seller will provide a summary of all such Extraordinary Expenses incurred in connection with force placed Hazard Insurance Policies pursuant to the Monthly Collection Report. The Option Agreement Default notice requirements of Sections 7.1 and 7.2 do not apply with respect to any Option Agreement Default resulting solely from a failure of the applicable Homeowner(s) to maintain the required Hazard Insurance Policy with respect to the related Property, provided that Servicer shall have force placed a compliant Hazard Insurance Policy with respect to the related Property in accordance with this Section 7.4.

8. Foreclosure or other Acquisition of Property.

8.1. Pre-Foreclosure Actions. Servicer shall, consistent with the Servicing Standard and subject to the consent and consultation of Buyer Agent, initiate, pursue and manage foreclosure proceedings and any and all other enforcement remedies which may be brought by Servicer on behalf of Owner against any Homeowner in default under the terms of the Option Documents. Servicer shall, upon request and at the direction of Buyer Agent, institute any enforcement actions or proceedings against the Homeowner, either directly or in the name of Owner. Servicer shall contract for, and pay all reasonable, customary, and necessary costs and expenses for appraisals, environmental audits, management companies, inspections, title examinations and similar services required or otherwise obtained in connection with any such exercise of remedies under the Option Documents as directed by Buyer Agent, which costs and expenses shall be reimbursed to Servicer as a Servicing Advance. Once Servicer shall have initiated the enforcement of any of their rights and remedies under the terms of the Option Documents against a Homeowner, Servicer shall not, without first obtaining Buyer Agent Consent, (i) communicate with such Homeowner as to make any oral or written promises, representations, or covenants to such Homeowner who is in default respecting the legal proceedings related to the default or (ii) accept any payments or other monies with respect to such Option unless such payments are permitted pursuant to the Option Documents or required to be accepted pursuant to Applicable Law.

8.2. Post-Foreclosure Actions. If title to a Property is acquired by Owner, for the benefit of the Beneficial Interest Holders (or designees or nominees thereof), Servicer shall reasonably manage, operate and attend to the day-to-day operations of the Property (including, without limitation, the payment of all customary and reasonable expenses necessary for the management and operation thereof, which expenses shall be reimbursed to Servicer as a Servicing Advance) in accordance with the Servicing Standard and for a reasonable, market, special servicing fee agreed upon by the Parties, in addition to any Servicing Fees due under this Agreement.

20

8.3. Expenses. If Servicer, subject to the consent and consultation of Buyer Agent, takes any enforcement action against Homeowner under the Option Documents, Buyer Agent shall be responsible for all reasonable and customary costs and expenses incurred by Owner or Servicer in connection with the exercise and enforcement of all remedies under the Option Documents.

8.4. Cure of Option Agreement Default. Notwithstanding anything to the contrary contained herein or in the other Program Documents, in the event of an Option Agreement Default with respect to any Option where the Homeowner cures the applicable Option Agreement Default prior to liquidation of the Option or sale of the Property, Buyer Agent authorizes and directs Owner to rescind any foreclosure or other remedy initiated by Owner (whether pursued by or at the direction of Buyer Agent) and authorizes Servicer and the Initial Sub-servicer to not proceed with such foreclosure proceeding, if applicable.

9. Records Maintenance. Servicer shall keep such records pertaining to each Option serviced hereunder as may be reasonably satisfactory to Buyer Agent, and upon request or upon termination of this Agreement, Servicer shall deliver copies thereof to Buyer Agent or its designee; provided, however, that Servicer may retain copies of all such records solely for the purpose of addressing any subsequent questions or disputes regarding those Options, but for no other purpose.

10. Other Servicer Duties. Until such time as the Point Proceeds relating to each Option are paid in full, Servicer shall perform such other customary duties, furnish such customary reports and execute such other customary documents in connection with its duties hereunder as Buyer Agent, from time to time, may reasonably require.

11. Strict Compliance. Except as otherwise stated in this Agreement, Servicer is not authorized or empowered to waive or vary the terms of any provision of any of the Option Documents and shall not, at any time, waive or consent to a postponement of strict compliance on the part of the Homeowner with any term, provision, covenant of the Homeowner contained in any of the Option Documents, without Buyer Agent Consent.

12. Reliance Upon Counsel. Servicer may retain and consult with legal counsel selected by Servicer in connection with any material questions or issues which may arise in connection with the rights or remedies under or with respect to an Option or Option Documents, and/or to prosecute any exercise or enforcement of any of the rights and remedies under the Option Documents and any legal proceedings or actions with respect to the Option Documents; provided, however, that Servicer shall promptly notify Buyer Agent of the retention of any such counsel and any fees incurred in connection therewith must be reasonable and customary (and limited to actual out of pocket costs). Servicer shall be entitled to follow, and shall not be liable for following (to the extent the advice is not defective on its face), the advice of any such counsel unless the action contemplated thereby requires Buyer Agent Consent and Servicer shall not have obtained Buyer Agent Consent. Without limitation of the foregoing, Servicer shall not be required to take any enforcement action directed by Buyer Agent with respect to any Homeowner to the extent Servicer, in reliance on the advice of counsel, determines that such action (a) would materially violate Applicable Law or (b) would subject Servicer to material liability.

21

13. Authorized Actions of Servicer.

13.1. Notwithstanding anything contained in this Agreement to the contrary, Buyer Agent, on its own behalf and on behalf of the Beneficial Interest Holders, hereby authorizes Servicer to do and take the following actions in relation to the Option and the Option Documents, all without prior notice to Buyer Agent and without obtaining prior Buyer Agent Consent:

13.1.1. Servicer is hereby authorized to execute, on behalf of Owner, any and all Option Documents, organizational documents, payoff statements, closing statements, certificates, requisitions, and authorizations in connection with the Option Documents, and such other documents and instruments as may be necessary, desirable, appropriate, requested or required by any Person in connection with the foregoing or otherwise required in order to consummate the transaction contemplated in the Option Documents, and all escrow instructions, payoff demands, disbursement instructions, reconveyances, or any other documents deemed reasonably necessary by Servicer in connection with the performance of its obligations under this Agreement, except to the extent specifically restricted from doing so pursuant to this Agreement.

13.1.2. Subject to the specific restrictions on the actions of Servicer set forth herein, any manager or any officer on behalf of Servicer is hereby authorized, directed and empowered, on behalf of Servicer, as servicer for Owner, to (i) enter into, execute, acknowledge and deliver the Option Documents or any other documents contemplated by this Agreement, (ii) take such actions as shall be necessary, convenient, desirable or appropriate to perform the obligations of Servicer, as servicer for Owner, under the Option Documents or any other documents contemplated by this Agreement, and (iii) take such further actions as shall reasonably be necessary, proper or advisable in order to fully carry out the intent and accomplish the purposes of the this Agreement.

13.2. Any and all costs associated with (a) the actions described in Section 13.1.1 including, but not limited to, any notary costs or recording fees, (b) Ordinary Course Expenses and (c) other reasonable and customary pass-through fees from the Initial Sub-servicer or any other sub-servicer or subcontractor in connection with the servicing of the Options, shall be borne by Buyer Agent and the Beneficial Interest Holders, and Servicer is hereby authorized to pass on any such costs incurred by Servicer to Buyer Agent and the Beneficial Interest Holders (all of which shall constitute Servicing Fees payable to Servicer in accordance with the terms hereof).

14. Financial Statements.

14.1. Servicer shall deliver to Buyer Agent, on or before March 31st of each year (or if such day is not a Business Day, the following Business Day), beginning March 31, 2022, an officer’s certificate stating that (a) a review of the activities of Servicer during the preceding calendar year and of Servicer’s performance under this Agreement has been made under such officer’s supervision and (b) to the best of such officer’s knowledge, based on such review, Servicer has fulfilled its obligations under this Agreement throughout such calendar year in all material respects, or, if there has been such a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by Servicer to cure such default.

14.2. Servicer, at its expense, shall, within one-hundred twenty (120) days of the end of each fiscal year of Servicer, cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to Buyer Agent to the effect that such firm has examined certain documents and records for the preceding fiscal year (or during the period from the date of commencement of Servicer’s duties hereunder until the end of such preceding fiscal year in the case of the first such certificate). If pursuant to generally accepted accounting principles or accepted mortgage industry practice, material changes to the requirements of this Section 14.2 become necessary or desirable in the reasonable good faith judgment of Servicer, the parties agree to negotiate in good faith to modify the requirements of this Section 14.2.

22

15. Sub-Servicing of Options. Subject to and in accordance with (i) Section 3.1.2 of this Agreement and (ii) the Purchase Agreement, Servicer shall have the right to engage in contracts for the sub-servicing and document custody of any or all of the Options pursuant to sub-servicing and/or custodial agreements in form and substance acceptable to Servicer using commercially reasonable judgment and entered into in good faith, which sub-servicing and/or custodial agreements shall enable Servicer to comply with all of Servicer’s duties and obligations hereunder with respect to the Options which are subject to such sub-servicing agreement and/or custodial agreement; provided, that, such sub-servicing or custodial agreements shall provide for the payment of market-standard fees and expenses by Servicer (all of which fees and expenses shall be reimbursed to Servicer by Buyer Agent and the Beneficial Interest Holders as Servicing Fees in accordance with the terms hereof). Servicer shall not enter into any sub-servicing agreement or custodial agreement which shall conflict with or prevent Servicer from complying with the terms of any Program Document with respect to an Option. Servicer shall enforce all material obligations of the sub-servicers under their respective agreements and shall remain fully liable under this Servicing Agreement for the performance of all of its duties, responsibilities, and actions hereunder, notwithstanding any agreements Servicer may have directly or indirectly with any sub-servicer. Buyer Agent shall reimburse to Servicer any fees and expenses paid by Servicer to a sub-servicer or document custodian engaged by Servicer to perform services with respect to the Options; provided, that with respect to engagement of such party by Servicer, Owner’s Consent will be required. Notwithstanding the foregoing, (i) Servicer agrees that it shall not engage any sub-servicer with respect to the Options if (a) any of the events described in Section 19.2 has occurred with respect to such sub-servicer or (b) any event described in the definition of Regulatory Trigger Event has occurred with respect to such sub-servicer (or is reasonably likely to occur if the engagement is undertaken), and, upon the occurrence of any event described in clause (a) or (b) of this sentence with respect to a previously engaged sub-servicer, Servicer agrees that it shall, upon the request of Buyer Agent, terminate its agreement with such sub-servicer immediately, and (ii) Buyer Agent shall be permitted to terminate any sub-servicing agreement with respect to the Options at any time in its sole discretion. Notwithstanding anything to the contrary contained in this Section 15, Buyer Agent hereby (i) acknowledges that it has received and reviewed the existing sub-servicing agreement between Servicer and Initial Sub-servicer dated as of April 24, 2023, as amended from time to time, and (ii) approves of such sub-servicing agreement, the appointment of Initial Sub-servicer pursuant thereto and all fees and expenses payable to Initial Sub-servicer thereunder.

16. [Reserved].

17. Servicing Charges. Servicer is entitled to charge to and collect from Homeowners third-party fees and expenses incurred in connection with servicing requests from Homeowners, according to a schedule of fees and expenses included in the relevant Option Documents. All such third-party fees and expenses collected by Servicer from Homeowners shall be retained and held for Servicer’s own account, if such fees were paid by Servicer, or used to repay such third-party.

23

18. Option Transfers and Securitization Transactions.

18.1. Buyer Agent and Servicer agree that with respect to some or all of the Options, Owner, at the direction of Buyer Agent, may effect Option Transfers or Securitization Transactions and may, if agreed to by Servicer, retain Servicer as Servicer or subservicer thereof. Servicer’s agreement to such retention in connection with any Option Transfer or Securitization Transaction shall not be unreasonably conditioned, withheld or delayed, provided that the terms of such retention do not materially and adversely modify any of Servicer’s rights or interests hereunder, expand Servicer’s obligations hereunder or otherwise conflict with any of the terms of this Section 18. Buyer Agent shall provide the Servicer no less than sixty (60) days’ notice in the event it intends to effect an Option Transfer or Securitization Transaction. In connection therewith, Buyer Agent shall provide Servicer with a draft Reconstitution Agreement not less than thirty (30) days prior to the proposed Reconstitution Date, which Reconstitution Agreement shall be on a commercially reasonable terms and shall be in form and substance acceptable to Servicer in Servicer’s reasonable discretion. On the Reconstitution Date, the Options transferred shall cease to be serviced under this Agreement; provided, however, that, in the event that any Option transferred pursuant to this Section 18 is rejected by the transferee or is repurchased by Owner, at the direction of Buyer Agent, Servicer shall continue to service such rejected or repurchased Option in accordance with the terms and provisions of this Agreement. Servicer shall cooperate with Buyer Agent in connection with Option Transfers or Securitization Transactions in accordance with this Section 18. In connection therewith, Servicer shall:

18.1.1. make all representations and warranties with respect to Servicer itself contained in Section 2.1 as of each Reconstitution Date;

18.1.2. solely with respect to a Securitization Transaction, to the extent provided for in a Reconstitution Agreement, with respect to any Options that are subject to a Securitization Transaction in which the filing of a Sarbanes Oxley certification directly with the Securities and Exchange Commission is required, by March 31st of each year or in connection with any additional Sarbanes-Oxley certification required to be filed, upon at least thirty (30) days written request to Servicer, an officer of Servicer shall execute and deliver a servicer certification requested by the entity filing the Sarbanes-Oxley certification directly with the Securities and Exchange Commission (such as Owner, any master servicer, any trustee or any depositor) for the benefit of such entity and such entity’s Affiliates and the officers and directors of such entity;

18.1.3. solely with respect to a Securitization Transaction, Servicer shall provide (a) any and all information and appropriate verification of such information which may be reasonably available to Servicer relating to Servicer’s foreclosure and delinquency experience, whether through letters of its auditors and counsel or otherwise, as Buyer Agent shall reasonably request, and (b) such representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of Servicer as are reasonably requested by the trustee, any Rating Agency or Buyer Agent, as the case may be, in connection with such Securitization Transactions, in each case, which are customary for similarly structured securitizations involving assets similar to the Options; and

18.1.4. solely with respect to an Option Transfer, to execute and be bound by an assignment, assumption and recognition agreement, assigning all of the rights, benefits, duties and obligations of Owner, for the benefit of the Beneficial Interest Holders, under this Agreement to a successor purchaser of some or all of the Options, provided that any such agreement shall be on commercially reasonable terms and in form and substance acceptable to Servicer in Servicer’s reasonable discretion.

24

18.2. All Options not sold or transferred pursuant to Option Transfers or Securitization Transactions shall remain subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

18.3. In the event (a) any Option becomes subject to an Option Transfer or Securitization Transaction, (b) the successor owner engages Servicer, and Servicer agrees, to be the servicer of such Option for such successor owner and (c) the successor owner agrees to reimburse all accrued unpaid and future Servicing Fees with respect such Option in a manner consistent with the payment of Servicing Fees under this Agreement or as otherwise approved in writing by Servicer, then Buyer Agent and the Beneficial Interest Holders shall not have any obligation to pay Servicer such accrued unpaid Servicing Fees or the applicable Termination Fee with respect to such Option.

18.4. In the event (a) Servicer is not retained as servicer or subservicer with respect to any Option subject to an Option Transfer or a Securitization Transaction or (b) the Reconstitution Agreement is not reasonably acceptable to Servicer, Owner shall pay to Servicer, on or before the related Reconstitution Date for such Option, the applicable Termination Fee for such Option and all other Options included in such Reconstitution;

18.5. Buyer Agent agrees to reimburse Servicer or to cause Servicer to be reimbursed for all reasonable out-of-pocket costs or expenses incurred by Servicer in connection with performing its duties and obligations in this Section 18 in connection with any Option Transfer or Securitization Transaction, including, without limitation, reasonable legal fees and expenses. Without limitation of the foregoing, in no event shall Servicer be required to take any action pursuant to this Section 18 that would require or result in the incurrence by Servicer of any material out-of-pocket costs or expenses unless Buyer Agent or the Beneficial Interest Holders shall have paid such amounts, or made arrangements for the payment of such amounts upon incurrence, in a manner acceptable to Servicer in its reasonable discretion.

18.6. Nothing contained in this Agreement shall prohibit or restrict Owner, at the direction of Buyer Agent, from having a lien and/or security interest in an Investor SUBI, selling or transferring Options, participation interests, interests in the applicable Investor SUBI, and/or other beneficial interests in the Options to any other Person in compliance with the terms specified in the other Program Documents; provided, that unless otherwise terminated, servicing under this Agreement shall continue with respect to the related Options.

19. Termination Events and Notice.

19.1. This Agreement shall terminate upon the occurrence of any of the following:

19.1.1. Payment or satisfaction (including exercise, expiration or repurchase by the applicable Homeowner) in full and complete liquidation of Owner’s interest in all Options serviced hereunder, without any new Options being purchased/sold in the thirty (30) days thereafter.

25

19.1.2. Servicer resigning by providing ninety (90) days written notice to Buyer Agent; provided that, unless Buyer Agent is in default under this Agreement, such notice shall be accompanied by a written offer from a qualified third party servicing agent to service the Options pursuant to terms materially similar to the terms set forth in this Agreement, which Servicer has obtained after using reasonable efforts to obtain at least three bids and thereafter reasonably recommended the best one to Buyer Agent;

19.1.3. At Buyer Agent’s election, if a Servicer Event of Default has occurred or in the event Servicer is in material default under the Program Agreement, the Purchase Agreement, or any other Program Document, subject to applicable notice and cure provisions;

19.1.4. At Buyer Agent’s election, other than as a result of the occurrence of a Servicer Event of Default or a material default by Servicer under the Program Agreement, the Purchase Agreement, or any other Program Document, upon ninety (90) days’ prior written notice to Servicer of Buyer Agent’s election to terminate this Agreement, which such election may be without cause; or

19.1.5. Upon the applicable Reconstitution Date with respect to any Option Transfer or Securitization Transaction, solely with respect to the applicable Options subject to the related Reconstitution for which (a) Servicer is not retained as servicer or subservicer with respect to such Option Transfer or a Securitization Transaction or (b) the Reconstitution Agreement is not reasonably acceptable to Servicer, and subject in all respects to the terms of Section 18.

19.2. Each of the following shall constitute a Servicer Event of Default (each, a “Servicer Event of Default”):

19.2.1. Any failure by Servicer to make any payment, transfer or deposit (or to instruct any sub-servicer to make any payment, transfer or deposit) on or before the second (2nd) Business Day following the date when such payment, transfer or deposit is required to be made or given under this Agreement, and such failure shall remain unremedied for two (2) Business Days;

19.2.2. Any failure on the part of Servicer to duly observe or perform its obligations as set forth in this Agreement, which failure continues unremedied for a period of thirty (30) days (solely to the extent that such failure is reasonably susceptible to cure; if not, no such cure period shall apply) from the earlier of (i) its discovery of the failure or (ii) its receipt of notice of any such failure (from the date of such written notice), requiring the same to be remedied; provided, that such period shall be five (5) Business Days if such failure relates to a reporting obligation of Servicer.

19.2.3. Any representation, warranty or covenant made by Servicer in this Agreement shall prove to have been materially incorrect when made, which continues unremedied for a period of thirty (30) days after the date on which written notice thereof (solely to the extent that such failure is reasonably susceptible to cure; if not, no such cure period shall apply), requiring the same to be remedied, shall have been given to Servicer by Buyer Agent;

26

19.2.4. (A) A court of competent jurisdiction shall enter a decree or order for relief in respect of Servicer in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law, or (B) an involuntary case shall be commenced against Servicer under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Servicer, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Servicer for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Servicer, and any such event described in this clause (B) shall continue for sixty (60) days without having been dismissed, bonded or discharged;

19.2.5. (A) Servicer shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Servicer shall make any assignment for the benefit of creditors, or (B) Servicer shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Servicer (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein;

19.2.6. Any order, judgment or decree shall be entered against Servicer decreeing the dissolution or split up of Servicer and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days;

19.2.7. The occurrence of any Material Adverse Change in, or a Material Adverse Effect upon, (a) the financial condition, business, operations, prospects, assets or liabilities of Servicer or (b) the ability of Servicer to perform its obligations hereunder (including, without limitation, Servicer ceasing to be qualified to do business under the laws of any state in which a Property is located); or

19.2.8. The occurrence of any other Servicing Default as defined in the Program Documents;

then, and in each and every such case, so long as such Servicer Event of Default shall not have been remedied during any applicable cure period, Buyer Agent may, but shall not be obligated to, by notice in writing to Servicer (such notice, a “Termination Notice”), terminate all the rights and obligations of Servicer under this Agreement; provided, however, that as a condition to such termination, Buyer Agent shall pay to Servicer all accrued Servicing Fees through the date of termination. On or after the receipt by Servicer of a Termination Notice and payment to Servicer of all accrued Servicing Fees, all authority and power of Servicer to service the Options under this Agreement shall on the Date of Servicer Termination (as defined below) pass to the successor servicer (any other Person so appointed, a “Successor Servicer”) appointed by Buyer Agent.

27

Notwithstanding anything herein to the contrary, Servicer will not be in default under this Agreement if it is unable to perform any of its obligations for a period not longer than sixty (60) days as a result of an act of God, act of war, terrorism, fires, earthquake or other natural disaster, provided Servicer promptly notifies Buyer Agent of the existence of such conditions (if notice is not prevented by the same) and uses commercially reasonable efforts to resume the performance of its obligations under this Agreement as soon as reasonably practicable after any such event.

19.3. Servicing Transfer.

19.3.1. Upon receipt of a Termination Notice and payment to Servicer of all accrued Servicing Fees and, if applicable solely with respect to any termination of this Agreement or removal of Servicer as the servicer of any Option solely pursuant to Section 19.1.4 or Section 19.1.5, Termination Fees, Servicer shall terminate its activities as servicer hereunder on the “Date of Servicer Termination” specified in such Termination Notice or, if later, the date on which such accrued Servicing Fees have been paid in full (which may be a date that is later than the date of the Termination Notice but in any event no more than sixty (60) days after the date of the Termination Notice (the period from the date of the Termination Notice to the Date of Servicer Termination being referred to as the “Transition Period”)). During the Transition Period, Servicing Fees shall continue to accrue in accordance with this Agreement and the Program Agreement, and Servicer shall continue to perform all servicing functions under this Agreement until the Date of Servicer Termination, at which time all Servicing Fees accruing during such Transition Period shall be due and payable. Any transition fees or “deboarding” fees payable to the Initial Sub-servicer in connection with any transfer of servicing shall be payable by Buyer Agent and the Beneficial Interest Holders. Servicer agrees to cooperate with Buyer Agent and any Successor Servicer in effecting the termination of the responsibilities and rights of Servicer to conduct servicing hereunder, including the transfer to such Successor Servicer of all authority of Servicer to service the Options provided for under this Agreement, including all authority over all Collections which shall have been deposited in the Account(s), or which shall thereafter be received with respect to the Options. Servicer shall promptly execute and deliver any and all documents and other instruments reasonably requested by Buyer Agent in connection with the succession by the Successor Servicer, including any licenses with respect to any licensed software necessary to access the Option Documents and related files, place in the Successor Servicer’s possession all records related to the Options, including the Option Documents and related files (other than any such records held by Buyer Agent), and other servicing files.

19.3.2. Notwithstanding anything herein to the contrary or in any other Program Document to the contrary, Buyer Agent shall also have the right, in Buyer Agent’s sole discretion, to request a servicing transfer from Servicer to any other third party with respect to any defaulted Option.

19.3.3. Upon Buyer Agent’s request, after the Transition Period, Servicer shall refer inquiring Homeowners to a telephone number provided by the Successor Servicer and shall promptly forward all correspondence and payments received by Servicer from any Homeowners to the Successor Servicer.

28

20. Servicer’s Duties at Termination. Upon the termination of this Agreement, all the rights and duties of Servicer under this Agreement shall immediately terminate. Within thirty (30) days of such termination of this Agreement, Buyer Agent shall reimburse Servicer for any and all fees and advances made pursuant to this Agreement for which Buyer Agent and the Beneficial Interest Holders are responsible hereunder (to the extent not previously paid as provided in Section 19).

21. Servicer’s Right to Submit and Execute Demand for Payoff. Notwithstanding anything in this Agreement to the contrary, Servicer is hereby authorized and responsible for submitting and executing all demands for payoff, Substitution of Trustee, and Deeds of Reconveyance.

22. Applicable Law.

22.1. This Agreement shall be construed under and governed in accordance with the laws of the State of New York, including General Obligations Law §5-1401, but otherwise without regard to the conflicts of laws principles thereof, while the Option Documents shall be governed by the laws in the state in which the underlying Property is located or by such other laws as may be specified in the Option Documents.

22.2. Dispute Resolution.

(a) Mediation. Any dispute between the Parties under this Agreement or the other Program Documents shall be submitted to mediation at the written election of either Party, prior to the filing of arbitral proceedings (except when a statute of limitation is about to expire). Within ten (10) days of that election, Servicer and Buyer Agent shall select one mediator not affiliated with either Party. If, by the end of that ten (10) day period, Servicer and Buyer Agent cannot agree on a mediator, then each Party shall select a mediator of its choice; and the two mediators selected by Servicer and Buyer Agent shall select a mediator of their choice not affiliated with either Servicer or Buyer Agent. Within ten (10) days of being appointed, the mediator(s) selected in accordance with this provision shall mediate between Servicer and Buyer Agent with the objective of resolving the dispute submitted for mediation.

(b) Arbitration. In the event the Parties have a dispute under this Agreement or the other Program Documents that cannot be amicably resolved by mediation or otherwise, upon the mutual agreement of both Parties, the Parties agree to submit the dispute to binding arbitration to JAMS in its office closest to Palo Alto, California (with all proceedings required to be held there), pursuant to its Comprehensive Arbitration Rules and Procedures, and in accordance with the Expedited Procedures in those Rules. The arbitration shall be conducted by a single arbitrator, with respect to any dispute reasonably involving under $1,000,000, and three arbitrators, with respect to any dispute reasonably involving over $1,000,000. The arbitrator(s) shall provide the Parties with a brief period of time (not to exceed ninety (90) days) to conduct discovery. The award rendered by the arbitrator(s) shall be final, and judgment may exclusively be entered upon it in accordance with Applicable Law in federal or state courts located in Santa Clara County, California. The parties shall maintain the confidential nature of the arbitration proceedings, the Award, and the arbitration hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an Award or its enforcement, or unless otherwise required by law or judicial decision. The costs of arbitration and reasonable counsel fees will be borne by the Party determined by the arbitrator to be the non-prevailing Party. If the arbitrator does not make a finding as to whether a Party is to be considered a prevailing Party, the Parties shall share the costs of arbitration equally and each Party shall bear its own counsel and other arbitration fees. The Parties agree to be bound by the decision of the arbitrator.

29

22.3. EACH PARTY HEREBY IRREVOCABLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER PROGRAM DOCUMENTS OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

23. Document Contains Entire Agreement; Amendments; Waiver. This Agreement and the other Program Documents contain the entire agreement between the parties hereto and cannot be modified, amended, waived or supplemented in any respect except by an agreement in writing signed by Servicer, Trust Manager (on behalf of PTT) and Buyer Agent. With respect to PTT, in the event of any conflict between this Agreement and the Titling Trust Agreement as supplemented by the Investor SUBI Supplements, the terms of the Titling Trust Agreement as supplemented by the Investor SUBI Supplements shall control. In the event of any conflict between this Agreement and the Program Agreement, the terms of the Program Agreement shall control. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the Party against whom such waiver or modification is sought to be enforced.

24. Severability. If any provisions hereof shall be held or deemed to be or shall in fact be inoperative or unenforceable, such circumstances shall not render any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. In lieu of such inoperative or unenforceable term, there shall be added to this Agreement a term that is valid and fully enforceable and as similar, in purpose and intended effect, to such inoperative or unenforceable term as is reasonably possible.

25. Notices. It shall be sufficient service of any notice, approval, consent, request or demand, or other communication if the same shall be delivered (i) in person, (ii) by overnight courier, (iii) by first class registered or certified mail, return receipt requested, postage prepaid or (iv) by electronic mail with acknowledgment, in each case to the appropriate address as follows:

To PTT/Trust Manager/Owner:

Point Titling Trust

c/o Point Digital Finance, Inc.

444 High Street, Floor 4

Attention: Chief Executive Officer

e-mail: CEO@point.com

30

With a copy to:

Kutak Rock LLP

1650 Farnam Street

Omaha, NE 68102

Attention: Joel L. Wiegert

e-mail: joel.wiegert@kutakrock.com

To Buyer Agent:

GB HRP, LLC

c/o Glassbridge Enterprises, Inc.

18 East 50th Street

New York, NY 10022

Attention: Daniel Strauss

e-mail: dstrauss@glassbridge.com

With a copy to:

Holland & Knight LLP

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attention: Eric Pfeifle

e-mail: eric.pfeifle@hklaw.com

To Servicer:	Point Digital Finance, Inc.

444 High Street, Fl 4

Palo Alto, CA 94301

Attention: Chief Executive Officer

CEO@point.com

With a copy to:

Kutak Rock LLP

The Omaha Building

1650 Farnam Street

Omaha, NE 68102

Attn: Joel L. Wiegert

e-mail: joel.wiegert@kutakrock.com

Servicer, Trust Manager (for itself or with respect to PTT) or Buyer Agent may, by written notice given herein, designate any further or different address to which subsequent notices, approvals, consents, complaints, demands or other communications shall be sent or Persons to whose attention the same shall be directed.

31

26. Conflict of Interest. Servicer shall promptly give prior written notice to Buyer Agent of Servicer’s interest, or the interest of any Affiliate of Servicer, or employee of Servicer, in and to any ownership interest in any property which is encumbered or to be encumbered by an Option which is to be serviced under this Agreement, including reasonable detail regarding the relationships and underlying facts, and such financial interest in the Option must be approved by Buyer Agent Consent prior to the time the Option is to be sold to Owner and/or serviced under this Agreement.

27. Independent Contractor. It is understood and agreed that Servicer is an independent contractor and shall use its own officers, equipment, and employees and shall proceed by such means and in such manner as it deems best to carry out the terms of this Agreement. Further, this Agreement shall in no way be deemed to vest Servicer with any ownership interest or participation rights in any Option serviced hereunder, nor shall this Agreement serve to vest Servicer with any interest, right or title to the Property. Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto or constitute any party the agent of the others. No party shall hold itself out contrary to the terms of this Section and no party shall become liable by any representation, act or omission of the other contrary to the provisions hereof. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such party whether referred to herein or not.

28. Indemnity.

(a) Servicer shall indemnify, defend and hold harmless Buyer Agent, the Beneficial Interest Holders and their respective officers, employees and agents (each of the foregoing an “Indemnified Person”), against any charges, damages, costs, expenses (including reasonable and invoiced attorneys’ fees and out-of-pocket costs of suits), judgments, penalties, liability or losses of any kind or nature whatsoever, which may be sustained, suffered by, secured against, or imposed upon an Indemnified Person, by reason of (i) a breach of any of the covenants, representations or warranties made by Servicer herein or by reason of any unauthorized action or failure to act of Servicer, its agents and employees, in connection with the performance of services and duties in respect to any Option or Options serviced hereunder, (ii) default by Servicer in the performance of its duties as Servicer under this Agreement, or (iii) Servicer’s gross negligence, misfeasance, willful misconduct or bad faith. Servicer’s obligations under this Section 28 shall survive the resignation or removal of Servicer or the termination of this Agreement.

(b) Whenever any claim of the type that would occasion indemnification under this Section 28 is asserted or threatened against any Indemnified Party, the Indemnified Party shall promptly notify the indemnifying party. Each Indemnified Party shall notify, to the extent it has actual knowledge thereof, the indemnifying party, within ten (10) days after the occurrence thereof or obtaining knowledge thereof, of any event, which may give rise or otherwise trigger a right to seek indemnification pursuant to this Section 28. The notice shall include, if known, the facts constituting the basis for such claim, including, if known, the amount or an estimate of the amount of the liability arising therefrom. A failure to timely give such notification shall not affect the indemnification provided hereunder, except to the extent such failure materially prejudices any defense of claim available to the indemnifying party. In the event of any claim for indemnification hereunder resulting from or in connection with the claim or legal proceedings of a claimant not an Indemnified Party to this Agreement, the indemnifying party shall have the right, at its option, at its expense and with its own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party seeking indemnification) to assume the defense of any such claim or any litigation resulting from such claim or to participate with its own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party) in the compromise or defense thereof. If the indemnifying party undertakes to assume the defense of any such claim or litigation or participate in the compromise thereof, it shall promptly notify the Indemnified Party of its intention to do so, and, as a condition to the indemnifying party’s indemnification obligation, the Indemnified Party shall cooperate reasonably with the indemnifying party and its counsel (but at the sole expense of the indemnifying party) in the defense against or compromise of any such claim or litigation. Anything in this Section 28 to the contrary notwithstanding, if the Indemnified Party is seeking indemnity, the Indemnified Party shall not compromise or settle any such claim or litigation without the prior written consent of the indemnifying party, which consent will not be unreasonably withheld, conditioned or delayed, and if any Indemnified Party shall have any potential liability with respect to, or may be adversely affected by, such settlement or compromise, the indemnifying party shall not settle or compromise such claim or litigation without the prior written consent of such Indemnified Party. Any amounts due to a Buyer Indemnified Party hereunder shall be payable on demand.

32

29. Term. This Agreement, unless terminated as provided herein, shall remain in effect until Owner’s interest in all the Options serviced hereunder, including the Property, are paid in full or completely liquidated. All of Servicer’s warranties, representations or indemnifications made in this Agreement, shall survive the termination of the Agreement and shall remain in effect for one (1) year from the date of termination of this Agreement. The obligation of Buyer Agent and the Beneficial Interest Holders to pay all accrued Servicing Fees and Termination Fees shall survive the termination of this Agreement and shall continue thereafter until such amounts are paid in full.

30. Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument. This Agreement may be executed by signature(s) transmitted by facsimile or PDF.

31. Modification. This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by Servicer and Buyer Agent. Unless otherwise agreed, the Party seeking modification of this Agreement shall be solely responsible for any and all reasonable costs and expenses that arise in order to modify this Agreement.

32. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, that except as otherwise expressly set forth herein, no party may assign this Agreement without the written consent of the other party hereto; provided further, that Buyer Agent may assign its rights and obligations under this Agreement to an Affiliate without consent.

33. Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto or a successor or assign of a party hereto.

34. No Waiver. No failure to exercise and no delay in exercising, on the part of Owner, Trust Manager or Buyer Agent, any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided under this Agreement are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

35. Section Headings. Section headings are for convenient reference only and will not affect the meaning or have any bearing on the interpretation of any provision of this Agreement.

33

36. Business Continuity/Disaster Recovery.

36.1. During the term of this Agreement, Servicer shall maintain a business continuity plan (“BCP”) that provides for the continuation of services hereunder if an incident (act or omission) impairs or disrupts Servicer’s obligation to provide the services hereunder. The BCP includes and shall include procedures and practices with respect to the evaluation by Servicer of the BCP of any agent, subcontractor, or service provider that is critical to the performance of the services hereunder. Servicer agrees to make a copy of its entire BCP available for Buyer Agent’s review. Servicer shall maintain and test the BCP at regular intervals (no less frequently than annually) in accordance with accepted industry practices for BCP testing and shall provide Buyer Agent with results of such regular testing (properly redacted to maintain the confidential nature of any relevant information provided to such party) at Buyer Agent’s request.

36.2. During the term of this Agreement, Servicer shall, at its own expense (without reimbursement), maintain a disaster recovery plan in support of the processing and related functions it performs in respect of its servicing obligations under this Agreement that is designed to provide for disaster recovery and the resumption of business in the event that a disaster disrupts or impairs its provision of servicing pursuant to this Agreement. Servicer’s disaster recovery plan shall include, at a minimum, procedures for back-up/restoration of operating and application software, procedures for the protection of source documentation with respect to the serviced Options; procedures and third-party agreements for replacement equipment (e.g. computer equipment), and procedures and third-party agreements for off-site production facilities. Servicer agrees to provide a summary of its disaster recovery plan for Buyer Agent to review upon request. Servicer agrees to annually test its disaster recovery plan, shall promptly take corrective action as necessary to comply with this Section 36.2 and, upon request, provide a written report thereof to Buyer Agent. Servicer shall promptly notify Buyer Agent of any material change to Servicer’s disaster recovery plan.

37. Concerning the UTI Trustee. The parties hereto are put on notice and hereby acknowledge and agree that (a) this Agreement is executed and delivered on behalf of PTT by Wilmington Savings Fund Society, FSB (“WSFS”), as UTI Trustee of PTT, not individually or personally but solely as trustee of PTT, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of PTT is made and intended not as a personal representation, undertaking or agreement of WSFS but is made and intended for the purpose of binding PTT, (c) nothing herein contained shall be construed as creating any liability on WSFS, individually or personally, to perform any covenant either expressed or implied contained herein of PTT, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) WSFS has made no investigation as to the accuracy or completeness of any representations and warranties made by PTT in this Agreement, and (e) under no circumstances shall WSFS be personally liable for the payment of any indebtedness or expenses of PTT or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by PTT under this Agreement or any other related document.

[Signature page to follow]

34

IN WITNESS WHEREOF, the parties hereto have caused this Master Option Servicing Agreement to be duly executed by their respective officers as of the day and year first above written.

POINT DIGITAL FINANCE, INC.,
as Servicer and as Trust Manager for Point Titling Trust

By:	/s/ Eddie Lim
Name:	Eddie Lim
Title:	CEO

POINT TITLING TRUST,
as Titling Trust and as Owner

By:	Wilmington Savings Fund Society,
FSB, not in its individual capacity but solely as UTI Trustee

By:	/s/ Mary Emily Pagano
Name:	Mary Emily Pagano
Title:	Vice President

GB HRP, LLC,
as Buyer Agent

By:	/s/ Eddie Lim
Name:	Eddie Lim
Title:	CEO

[Signature Page to Master Option Servicing Agreement]